EXHIBIT 99.2

FOR IMMEDIATE RELEASE HEALTHTRONICS NAMES MARK G. YUDOF TO ITS BOARD OF DIRECTORS

AUSTIN, TX, June 1, 2005 — HealthTronics, Inc. (NASDAQ: HTRN) today announced that Mark G. Yudof has joined the Company’s Board of Directors, expanding the Board to nine members, seven of whom are outside, independent directors. Mr. Yudof will also serve as a member of the Board’s Audit Committee.

Mr. Yudof, age 61, is currently Chancellor of The University of Texas System, a position he has held since August 2002. As Chancellor, he heads one of the nation’s largest higher education systems, which includes nine academic and six health institutions, an enrollment of more than 182,000 students, over 76,000 employees, and an annual operating budget of approximately $8.5 billion. Before his appointment as Chancellor, Mr. Yudof served as President of the University of Minnesota from 1997 to July 2002. Prior to such service, he was a faculty member and administrator at the University of Texas at Austin for 26 years, serving as Dean of the School of Law from 1984 to 1994, and Executive Vice President and Provost from 1994 to 1997. Mr. Yudof is a fellow of the American Academy of Arts and Sciences, a member of the American Law Institute, and serves on the advisory board of the National Institute for Literacy.

Mr. Yudof earned a LL.B. from the Law School of the University of Pennsylvania in 1968 and a B.A. in political science from the University of Pennsylvania in 1965.

HealthTronics’ President & CEO, Brad A. Hummel, commented, “We are extremely pleased to welcome Chancellor Yudof to the HealthTronics’ Board. Mark brings an exceptional range of administrative, financial and legal experience to the Company. All of us look forward to his guidance and counsel as we consider the opportunities and meet the challenges before us.”

About HealthTronics, Inc.

HealthTronics provides healthcare services, primarily to the urology community, and manufactures medical devices as well as specialty vehicles used for the transport of high technology medical and broadcast & communications equipment. For more information, visit www.healthtronics.com.

Statements in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, the integration of Prime’s and HealthTronics’ businesses, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. Brad A. Hummel, President & CEO John Q. Barnidge, Senior VP & CFO (512) 314-4554 www.healthtronics.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Lauren Barbera (212) 836-9610, LBarbera@equityny.com www.theequitygroup.com